[NNN 2003 Value Fund, LLC letterhead]

February 5, 2010

NNN 2003 Value Fund, LLC Investor
Address
Address

RE: INVESTMENT REVIEW/OUTLOOK & INVESTOR DISTRIBUTION

Dear 2003 Value Fund LLC Investor:

I am writing to provide an overview on the performance and operations of NNN 2003 Value Fund, LLC (the “Fund”) in 2009 and the outlook for 2010.

As discussed in our letter to investors dated April 13, 2009, the national recession has created significant concerns amongst the owners of real estate. With unemployment levels at their all time high, businesses looking to consolidate, and restraints on capital available in the debt markets, the management of real estate assets has been extraordinarily difficult. As a prudent measure to conserve cash for potential cash flow deficiencies, operating distributions to investors were suspended in November 2008.

Since that time, two properties have been sold, 901 Civic Center (July 17, 2009 at a sales price of $11.3 million) and Chase Tower (January 25, 2010 at a sales price of $73.9 million). Because 901 Civic Center was the only property owned by the Fund subject to recourse debt, the sale relieved the Fund from all recourse debt exposure. Further, the two sales generated a total of approximately $2.6 million in proceeds. The Fund’s manager waived its disposition fee on both sales to help deliver the maximum proceeds to the investors. As a result, the Fund is now ready to make a distribution to the investors in the amount of $1.0 million which will be forthcoming this month. Each investor will receive their pro rata share of this distribution. Thus, including the $1.0 million distribution, total distributions to the Fund investors since inception will equate to approximately $19.4 million, representing approximately 39% of their original equity investment.

There are six remaining properties owned by the Fund. As of year-end 2009, the weighted average occupancy rate was approximately 65.7% for the four consolidated properties, and 77.4% for the two unconsolidated properties. Much of the concern that continues to confront the Fund involves the near-term maturity of the outstanding mortgage loans on all of its properties and the ability to refinance debt given current market valuations. Below is a summary of the remaining properties and their respective mortgage loan maturity dates:

Property	Loan Maturity
Consolidated Properties:
Executive Center I(1)	10/1/2009
Tiffany Square	2/15/2010
Four Resource Square	3/7/2010
The Sevens Building(*)	10/31/2010
Unconsolidated Properties:
Executive Center II & III	1/15/2011
Enterprise Technology Center	5/11/2011
FOOTNOTES:

(1) The loan is currently in default as we continue to pursue exit options.
(*) Currently being held for sale.

Realistically, the economic challenges and the difficulties experienced within the real estate industry are expected to continue in the coming year. Nevertheless, we will continue to seek optimal exit strategies on the remaining assets in the Fund and are committed to delivering the best possible results to our investors. The Fund’s Form 10-K Annual Report will be filed with the U.S. Securities and Exchange Commission in March 2010.

Sincerely,

Kent Peters
Chief Executive Officer

This investment update contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to predictions regarding potential property dispositions, new leases, future distributions and statements regarding the timing of such events. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to our operations; uncertainties relating to the real estate industry and debt markets; uncertainties relating to the disposition of properties; and other risk factors as outlined in the company’s public periodic reports as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.